EXHIBIT 23.02

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of NetScreen Technologies, Inc. for the registration of 1,569,761 shares of its common stock and to the incorporation by reference therein of our report dated October 23, 2002, with respect to the consolidated financial statements and schedule of NetScreen Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

May 14, 2003